Exhibit 99.1

RIDENOW GROUP AND AFFILIATES

CONDENSED COMBINED FINANCIAL STATEMENTS

JUNE 30, 2021

RideNow Group and Affiliates

Table of Contents

Condensed Combined Balance Sheets	F-1
Condensed Combined Statements of Operations	F-2
Condensed Combined Statements of Owners’ Equity	F-3
Condensed Combined Statements of Cash Flows	F-4
Notes to Condensed Combined Financial Statements	F-5

RideNow Group and Affiliates
Condensed Combined Balance Sheets
(Unaudited)

	As of June 30, 2021	As of December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$5,830,482	$3,905,686
Contracts in transit	10,149,513	10,736,791
Accounts receivable, net	16,028,725	10,023,174
Accounts receivable – related parties	72,071,921	84,535,861
Inventories, net	101,214,125	109,749,521
Prepaid expenses	1,864,297	1,625,109
Total current assets	207,159,063	220,576,142

Right-of-use assets	73,921,130	71,280,471
Property and equipment, net of accumulated depreciation	22,936,755	23,705,230
Goodwill	55,294,222	55,294,222
Note receivable – related party	1,026,605	1,264,425
Other non-current assets	259,615	288,758
Total assets	$360,597,390	$372,409,248

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$43,002,834	$36,806,476
Accounts payable – related parties	40,130,446	27,615,211
Floor plan notes payable	44,753,947	68,533,679
Revolving line of credit	6,000,000	-
Current portion of operating lease liabilities	17,459,193	15,755,805
Current portion of financing lease liabilities	3,984,945	4,059,496
Current portion of notes payable – related parties	1,159,322	504,000
Current portion of note payable – other	5,684,640	8,093,444
Total current liabilities	162,175,327	161,368,111

Long-term liabilities:
Notes payable – related parties	-	6,907,322
Long-term portion of operating lease liabilities	58,345,599	57,473,929
Long-term portion of financing lease liabilities	14,323,137	14,550,947
Note payable- PPP loans	-	16,923,759
Note payable – other	-	985,052
Other long-term liabilities	6,497,347	4,779,112
Total long-term liabilities	79,166,083	101,620,121

Total liabilities	241,341,410	262,988,232

Owners’ equity	119,255,980	109,421,016

Total liabilities and owners' equity	$360,597,390	$372,409,248

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates
Condensed Combined Statements of Operations
(Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Revenue:
New vehicles	$142,731,660	$163,624,341	$285,957,987	$255,370,861
Used vehicles	56,344,912	41,552,540	95,333,182	80,489,256
Service, parts and others	47,480,825	40,534,371	91,009,927	76,748,115
Finance and insurance, net	21,633,640	22,271,089	41,065,839	36,046,990
Total revenue	268,191,037	267,982,341	513,366,935	448,655,222

Cost of revenue
New vehicles	112,811,489	136,783,464	228,166,682	217,211,790
Used vehicles	45,642,378	34,936,296	77,388,609	69,082,545
Service, parts and others	24,705,698	22,146,629	48,182,298	41,794,184
Total cost of sales	183,159,565	193,866,389	353,737,589	328,088,519

Gross profit	85,031,472	74,115,952	159,629,346	120,566,703

Selling, general and administrative	48,570,799	39,604,867	91,682,133	75,094,774

Depreciation and amortization	903,494	948,129	1,717,001	1,384,768

Operating income	35,557,179	33,562,956	66,230,212	44,087,161

Other Income (Expense)
Floor plan interest expense	(373,860)	(547,006)	(865,775)	(1,794,333)
Interest expense – other	(84,028)	(318,462)	(299,726)	(670,926)
Interest income	87,215	201,847	251,022	471,793
Miscellaneous income	19,340,670	255,759	19,909,539	656,053
Total other income (expense)	18,969,997	(407,862)	18,995,060	(1,337,413)

Net income	$54,527,176	$33,155,094	$85,225,272	$42,749,748

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates
Condensed Combined Statements of Owners’ Equity
(Unaudited)

Owner’s Equity
Balance at March 31, 2021	$126,542,174
Contributions	-
Distributions	(61,813,370)
Net income	54,527,176
Balance at June 30, 2021	$119,255,980

Balance at December 31, 2020	$109,421,016
Contributions	-
Distributions	(75,390,308)
Net income	85,225,272
Balance at June 30, 2021	$119,255,980

Balance at March 31, 2020	$84,945,856
Contributions	-
Distributions	(26,061,859)
Net income	33,155,094
Balance at June 30, 2020	$92,039,091

Balance at December 31, 2019	$77,762,608
Contributions	-
Distributions	(28,473,265)
Net income	42,749,748
Balance at June 30, 2020	$92,039,091

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates
Condensed Combined Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$85,225,272	$42,749,748
Adjustments to reconcile net loss to net cash provided by operating activities:

Depreciation and amortization	1,727,001	1,394,768
Provision for allowance for doubtful accounts	204,147	57,654
PPP loans forgiven	(19,039,229)	-
Changes in operating assets and liabilities:
Contracts in transit	587,278	(3,378,258)
Accounts receivable	(6,209,698)	(1,048,144)
Accounts receivable – related parties	12,463,941	(31,566,574)
Inventories	8,535,396	78,811,123
Prepaid expenses	(239,188)	(194,776)
Other assets	19,143	884,207
Floor plan notes, net	(23,779,732)	(61,994,442)
Accounts payable	6,130,757	(2,569,063)
Payables to related parties	12,515,235	5,481,256
Accrued liabilities	1,718,232	(1,397,647)
Net cash provided by operating activities	79,858,555	27,229,852

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(948,526)	(2,982,882)
Proceeds from sale of property and equipment	31,634	-
Net cash (used in) investing activities	(916,892)	(2,982,882)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments received on notes receivables	237,820	-
Payments on borrowings from related party	(6,252,000)	(4,376,271)
Proceeds from (payments of) revolving line of credit	6,000,000	(17,958,961)
Payments of borrowings from bank	(585,000)	(585,000)
(Payments) borrowing on other notes payable	(693,385)	5,156,429
Proceeds from PPP loans	-	19,039,229
Net change in finance lease liabilities	(302,361)	2,359,037
Distributions to owners	(75,421,942)	(28,473,265)
Net cash (used in) financing activities	(77,016,868)	(24,838,802)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,924,797	(591,832)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,905,686	4,980,718

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,830,482	$4,388,886

See accompanying Notes to Condensed Combined Financial Statements

RideNow Group and Affiliates
Notes to Condensed Combined Financial Statements
(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group” or the “Company”) is a collection of franchised dealerships operating in the powersports industry. The Group is engaged in the sale of new and used motorcycles, all-terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of December 31, 2020, RideNow owned and operated more than 43 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

Basis of Presentation

The Condensed Combined Financial Statements include the accounts of the following affiliated companies: CMG Powersports Inc., America’s Powersports, Inc., Woods Fun Center, LLC, San Diego House of Motorcycles, LLC, APS of Oklahoma, LLC, APS of Georgetown, LLC, APS of Ohio, LLC, APS of Texas, LLC, C&W Motors, Inc., BJ Motorsports, LLC, Coyote Motorsports - Allen, LTD, Coyote Motorsports - Garland, LTD, East Valley Motorcycles, LLC, Glendale Motorcycles, LLC, JJB Properties, LLC, Metro Motorcycle, Inc., RideNow Carolina, LLC, RideNow, LLC, Ride USA, LLC, Top Cat Enterprises, LLC, Tucson Motorcycle, Inc., Tucson Motorsports, Inc., YSA Motorsports, LLC, RN Tri-Cities, LLC, ECHD Motorcycles, LLC, IOT Motorcycles, LLC, RideNow 6 Garland, LLC, RideNow Gainesville, LLC, RNKC, LLC, RNMC Daytona, LLC, TC Motorcycles, LLC, Ride Now 5 Allen, LLC, RHND Ocala, LLC and Bayou Motorcycles, LLC.

These condensed combined financial statements were prepared on a combined basis using the accrual method of accounting. All transactions and accounts between and among the combined entities have been eliminated.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements. RideNow bases its estimates and judgments on historical experience and other assumptions that management believes are reasonable. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. RideNow periodically evaluates estimates and assumptions used in the preparation of the financial statements and make changes on a prospective basis when adjustments are necessary. The critical accounting estimates made in the accompanying Condensed Combined Financial Statements include certain assumptions related to goodwill and other intangible assets. Other significant accounting estimates include certain assumptions related to long-lived assets, assets held for sale, accruals for chargebacks against revenue recognized from the sale of finance and insurance products, certain legal proceedings, and estimated tax liabilities. Actual results could differ from those estimates.

Revenue from Contracts with Customers

RideNow adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU, collectively referred to as Accounting Standards Codification (ASC) Topic 606, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope. RideNow’s goods and services that fall within the scope of Topic 606 are recognized as revenue when promised goods or services are transferred to customers in amounts that reflect the consideration to which RideNow expects to be entitled in exchange for those goods or services.

Accounting for Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (ASC Topic 842) that amends the accounting guidance on leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The FASB also subsequently issued amendments to the standard, including providing an additional and optional transition method to adopt the new standard, described below, as well as certain practical expedients related to land easements and lessor accounting.

The accounting standard update originally required the use of a modified retrospective approach reflecting the application of the standard to the leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements with the option to elect certain practical expedients. A subsequent amendment to the standard provides an additional and optional transition method that allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. RideNow adopted this accounting standard effective January 1, 2018, using the optional transition method with no restatement of comparative periods.

RideNow elected certain practical expedients available under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification of RideNow’s existing leases. RideNow did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to RideNow. The new standard also provides practical expedients for an entity’s ongoing accounting. RideNow elected the short- term lease recognition exemption for all leases that qualify. As a result, for those leases that qualify, RideNow will not recognize ROU assets or lease liabilities, and RideNow did not recognize ROU asset or lease liabilities for existing short-term leases of those assets in transition. RideNow also elected the practical expedient to not separate lease and non-lease components of leases for the majority of RideNow classes of underlying assets.

NOTE 2 – REVENUE FROM CONTRACTS WITH CUSTOMERS

New and Used Recreational Vehicles

RideNow sells new and used recreational vehicles. The transaction price for a recreational vehicle sale is determined with the customer at the time of sale. Customers often trade in their own recreational vehicle to apply toward the purchase of a retail new or used recreational vehicle. The “trade-in” recreational vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific recreational vehicle, and applied as payment of the contract price for the purchased recreational vehicle.

When RideNow sells a new or used recreational vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of, and obtain substantially all benefits from the recreational vehicle at such time. RideNow does not directly finance its customer’s purchases or provide leasing. In many cases, RideNow arranges third- party financing for the retail sale or lease of recreational vehicles to customers in exchange for a fee paid to RideNow by a third-party financial institution. RideNow receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. RideNow establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.

Parts and Service

RideNow sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. RideNow also sells parts through wholesale and retail counter channels.

Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. RideNow establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.

RideNow generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. RideNow also offers customer loyalty points for parts and services for select franchises. RideNow satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance

RideNow sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. RideNow offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.

Pursuant to the arrangements with these third-party providers, RideNow sells the products on a commission basis. For the majority of finance and insurance product sales, RideNow’s performance obligation is to arrange for the provision of goods and services by another party. RideNow’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, RideNow recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.

RideNow’s customers are concentrated in the Sunbelt region. There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction price allocated to the performance obligations. As revenue are recognized at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.

Disaggregation of Revenue

The significant majority of RideNow’s revenue is from contracts with customers. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. We have determined that these categories depict how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors.

Revenue from contracts with customers consists of the following:

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Revenue:
New vehicle	$142,731,660	$163,624,341	$285,957,987	$255,370,861
Used vehicle	56,344,912	41,552,540	95,333,182	80,489,256
New and used vehicle	199,076,572	205,176,881	381,291,169	335,860,117

Service, parts and others	47,480,825	40,534,371	91,009,927	76,748,115
Finance and insurance, net	21,633,640	22,271,089	41,065,839	36,046,990
Total revenue	268,191,037	267,982,341	513,366,935	448,655,222

Timing of revenue recognition:
Goods and services transferred at a point in time	238,333,876	243,143,335	456,535,306	400,066,090
Goods and services transferred over time	29,857,161	24,839,006	56,831,629	48,589,132
Total revenue	$268,191,037	$267,982,341	$513,366,935	$448,655,222

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of June 30, 2021 and December 31, 2020.

	June 30, 2021	December 31, 2020
Trade receivables	$4,323,424	$3,145,226
Factory receivables	5,300,553	6,624,129
Other receivables	6,828,126	720,861
Total accounts receivables	16,452,103	10,490,216
Less: Allowance for doubtful accounts	(423,378)	(467,042)
Accounts receivables, net	$16,028,725	$10,023,174

NOTE 4 – INVENTORIES AND VEHICLE FLOOR PLAN NOTES PAYABLE

Inventories consisted of the following as of June 30, 2021 and December 31, 2020.

	June 30, 2021	December 31, 2020
New vehicles	$42,073,801	$67,416,505
Used vehicles	36,304,982	22,225,209
Parts, accessories and other	22,835,342	20,107,807
Total cost	$101,214,125	$109,749,521

The components of vehicle Floor Plan notes payable at June 30, 2021 and December 31, 2020.

	June 30, 2021	December 31, 2020
Vehicle Floor Plan notes payable – trade	$17,070,794	$18,516,327
Vehicle Floor Plan notes payable – non-trade	27,683,153	50,017,352
Vehicle Floor Plan notes payable	$44,753,947	$68,533,679

Vehicle Floor Plan notes payable - trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with the corresponding manufacturers’ captive finance subsidiaries (“trade lenders”). Vehicle Floor Plan notes payable-non-trade represents amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventories with non-trade lenders, as well as amounts borrowed under RideNow’s secured used vehicle Floor Plan facilities. Changes in vehicle Floor Plan notes payable- trade are reported as operating cash flows and changes in vehicle Floor Plan payable-non-trade are reported as financing cash flows in the accompanying Condensed Combined Statements of Cash Flows.

RideNow’s inventory costs are generally reduced by manufacturer holdbacks, incentives, Floor Plan assistance, and non-reimbursement-based manufacturer advertising rebates, while the related vehicle Floor Plan payables are reflective of the gross cost of the vehicle. The vehicle Floor Plan notes payable, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability. Vehicle Floor Plan facilities are due on demand, but in the case of new vehicle inventories, are generally paid within several business days after the related vehicles are sold. Vehicle Floor Plan facilities are primarily collateralized by vehicle inventories and related receivables.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment, net of accumulated depreciation and amortization as of June 30, 2021 and December 31, 2020.

	June 30, 2021	December 31, 2020
Equipment	$4,186,122	$4,231,451
Furniture and fixtures	19,516,679	19,307,497
Buildings	11,750,692	13,522,538
Vehicles	4,322,238	4,191,156
Leasehold improvements	10,307,053	10,296,570
Construction in progress	244,686	26,183
Total property and equipment	50,327,470	51,575,395
Less: Accumulated depreciation	27,390,715	27,870,165
Property and equipment, net	$22,936,755	$23,705,230

Depreciation and amortization expense for the three and six-month periods ending June 30, 2021, were $903,494 and $1,717,001, respectively. Depreciation and amortization expense for the three and six-month periods ending June 30, 2020, were $948,129 and $1,627,293, respectively.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS, NET

RideNow’s acquisitions have resulted in the recording of goodwill and other intangible assets. Goodwill is an asset representing operational synergies, franchise rights and future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Other intangible assets represent non-compete agreements entered into with sellers from the acquired businesses and are not significant to the condensed combined financial statements.

The changes in goodwill for the three months ended June 30, 2021 and the year ended December 31, 2020 are as follows:

Goodwill
Balance at December 31, 2020	$55,294,222
Acquisitions	-
Balance at June 30, 2021	$55,294,222

NOTE 7 - LINE OF CREDIT

RideNow has a $19,000,000 revolving line of credit established at a bank. RideNow participates in the line of credit with certain affiliates. Interest is payable monthly at the lesser of the prime rate (3.25% and 3.25% at June 30, 2021 and December 31, 2020, respectively) or LIBOR plus 2.75% (2.90% and 2.98% at June 30, 2021 and December 31, 2020, respectively). The line of credit is secured by substantially all of the assets of the participating affiliates. The line of credit has been amended and renewed multiple times under similar terms since its inception and has a maturity date of January 15, 2022. The outstanding balance on the line of credit was $6,000,000- and $0 at June 30, 2021 and December 31, 2020, respectively. On July 28, 2021, RideNow paid off the remaining $6,000,000 on its revolving line of credit and terminated this credit facility with the bank. This move was done to facilitate the closing of the RumbleOn transaction scheduled for the third quarter 2021.

NOTE 8 – NOTES PAYABLE

The following consist of a note payable to a bank and other third-parties as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Northern Trust Bank term loan agreement that requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. and matures January 1, 2022.	$4,571,429	$5,714,286

Unsecured note payable to P&D Motorcycles in the original amount of $1,724,000 with an interest rate of 4% and note payable matures on July 1, 2022	1,113,211	1,248,740

PPP Loans dated April 6, 2020. Payments of principal and interest were deferred until August 6, 2021. Effective June 22, 2021, all PPP Loans were forgiven by the SBA.	-	19,039,229
Total notes payable	$5,684,640	26,002,255
Less: Current portion	$5,684,640	8,093,444

Long-term maturities of notes payable	$-	$17,908,811

The future maturities of long-term note payables to other as of June 30, 2021:

2021	$5,684,641
2022	-
Total of long-term notes payable - other	$5,684,641

Note Payable to Northern Trust Bank

RideNow is a collective borrower to a $16,000,000 term loan agreement with Northern Trust Bank held by CMG Powersports, Inc. The term loan agreement requires monthly principal payments of approximately $190,500 and accrues interest at the one-month LIBOR plus 2.0%. This loan is guaranteed by the owners of CMG Powersports, Inc. The term loan includes required covenants to be met. Management believes RideNow is in compliance with these covenants as of June 30, 2021 and December 31, 2020. For the three months ended June 30, 2021, and 2020 interest expense was $41,060 and $60,012, respectively and for the six months ended June 30, 2021, and 2020 interest expense was $92,356 and $124,751, respectively.

Note Payable to P&D Motorcycles

On June 28, 2017 TC Motorcycles, LLC “DBA–RideNow Powersports Jacksonville” (the buyer) entered into a promissory note with P&D Motorcycles (the seller) as part of an acquisition. The original principal sum was $1,724,000 accruing interest at 4% including 59 monthly payments of $17,454 with final balloon payment due July 1, 2022. For the three months ended June 30, 2021 and 2020 interest expense was $11,775 and $13,543 respectively, and for the six months ended June 30, 2021 and 2020 interest expense was $23,432 and $26,832 respectively.

PPP Loan

On April 6, 2020, RideNow entered into loan agreements and related promissory notes (the “SBA Loan Documents”) to receive U.S. Small Business Administration Loans (the “SBA Loans”) pursuant to the Paycheck Protection Program (the “PPP”) established under the CARES Act, in the aggregate amount of $19,039,229 (the “Loan Proceeds”). The Companies received the Loan Proceeds on April 6, 2020, and under the SBA Loan Documents, the SBA Loans had an initial maturity date of April 5, 2022 and an annual interest rate of 0.98%. As of June 22, 2021, all RideNow PPP loans were forgiven which extinguished this $19,039,229 loan and increased other income. Additionally, all accrued interest of $143,631 was removed and credited against interest expense. The SBA requires that businesses maintain all relevant information and keep good records for an audit or other review as there is a six-year (6) statute of limitations at play from the time that the loan is forgiven (or repaid in full).

NOTE 9 – RELATED PARTY TRANSACTIONS

Due from (to) related parties consist of the following balances as of June 30, 2021 and December 31, 2020.

	June 30, 2021	December 31, 2020
Accounts receivable-related parties	$72,071,921	$84,535,861
Notes receivable – related parties	1,026,605	1,264,425
Total balances due from related parties	$73,098,526	$85,800,286

	June 30, 2021	December 31, 2020
Accounts payable – related parties	$40,130,446	$27,615,211
Notes payable – related parties	1,159,322	7,411,322
Total balances due to related parties	$41,289,768	$35,026,533

Accounts Receivable and Payables

Receivables Due from Related Parties

	June 30, 2021	December 31, 2020
Cash sweep receivables	$72,071,921	$84,478,128
Other receivables due from related parties	-	57,733
Total receivables due from related parties	$72,071,921	$84,535,861

Cash Sweep Account Receivables/Payables

RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For June 30, 2021 and December 31, 2020, the Cash Sweep Account was earning interest at 0.85% and 1.30%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.00%, respectively.

	June 30, 2021	December 31, 2020
Cash Sweep Accounts:	$72,071,919	$84,478,128
Related party payable	(39,367,501)	(27,956,598)
Net Cash Sweep Account Balance	$32,704,418	$56,521,530

Payables Due to Related Parties

	June 30, 2021	December 31, 2020
Cash sweep payables	$39,367,501	$27,956,598
Other payables due to related parties	762,945	(341,387)
Total payables due to related parties	$40,130,446	$27,615,211

Notes payable – Related Parties

The following table summarizes the notes payable to related parties as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Various unsecured notes payable to Steele IV, LLLP, a related party through common ownership; monthly principal payments range from $10,000 to $20,000; interest accruing at rates ranging from LIBOR + 1.3% to LIBOR + 2.0%	$-	$3,000,000

Various unsecured notes payable to RideNow Management, LLLP, a related party through common ownership; monthly principal payments ranging from $7,000 to $13,500; interest accruing at rates ranging from LIBOR + 0.6% to LIBOR + 1.3%.	1,159,322	1,411,322

Various unsecured notes payable to Denex, LLLP, a related party through common ownership; monthly principal payments ranging from $10,000 to $20,000 interest accruing at rates ranging from LIBOR + 0.5% to LIBOR + 2.0%.	-	3,000,000
Total notes payable	$1,159,322	7,411,322
Less: Current maturities	$1,159,322	504,000

Long-term maturities due to related party	$-	$6,907,322

Related Party Leases

Included in the leases are leases for twenty-five (25) locations which are owned by the owners of RideNow or their affiliates. Lease expense charged to operations in connection with these related party leases was $10,126,669 and $8,715,266 for the six months ended June 30, 2021 and December 31, 2020, respectively.

Shared Services

RideNow receives administrative support from RideNow Management, LLLP and Coulter Management Group, LLLP, which are related parties due to common ownership. Total administrative services received from these entities and charged to operations were $160,000 and $210,000 for the six-months ended June 30, 2021 and 2020, respectively.

NOTE 10 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the six-months ended June 30,

	Six-Months Ended June 30,
	2021	2020
Cash paid for interest	$1,165,501	$2,465,259

Non-cash activities	$-	$-

NOTE 11 - RETIREMENT PLAN

RideNow maintains a 401(k) plan (the Plan) covering substantially all employees who are over the age of 21 and meet specified service requirements. Participants may voluntarily contribute to the Plan, not to exceed the maximum limits imposed by the Internal Revenue Service regulations. Contributions to the Plan are made by the participants to their individual accounts through payroll withholding. Additionally, RideNow provides a matching contribution of 25% up to the first 6% of participants’ annual earnings with a maximum of $2,000 annually. RideNow’s contribution to the Plan are made annually and were $563,624 for the three and six month periods ending June 30, 2021, respectively. RideNow’s contribution to the Plan was $495,297 for the three and six month periods ending June 30, 2020, respectively.

NOTE 12 – CONTINGENCIES

From time-to-time, RideNow is contingently liable in respect to lawsuits and claims incidental to the ordinary course of its operations. Management has determined that the outcome of any such matters will not have a material effect on the Combined Financial Statements. No provision has been made in the accompanying Condensed Combined Financial Statements for losses, if any, that might result from the ultimate outcome of such matters.

Coronavirus Pandemic (COVID-19)

Subsequent to year-end, the World Health Organization declared the spread of Coronavirus Disease (COVID-19) a worldwide pandemic. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specific to RideNow, COVID-19 may impact various parts of its 2020 operations and financial results. Management believes RideNow is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated at June 30, 2021.

NOTE 13 – BUSINESS AND CREDIT CONCENTRATIONS

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions exceed Federal Deposit Insurance Corporation insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to receivables from powersports manufacturers or distributors which RideNow holds franchises, totaling approximately $5,300,553 and $6,624,129 at June 30, 2021 and December 31, 2020, respectively.

RideNow is subject to a concentration of risk in the event of financial distress or other adverse events related to any of the manufacturers whose franchised dealerships are included in RideNow’s brand portfolio. RideNow purchases new vehicle inventory from various powersports manufacturers at the prevailing prices available to all franchised dealerships. In addition, RideNow finances a substantial portion of its new vehicle inventory with manufacturer-affiliated finance companies. RideNow’s results of operations could be adversely affected by the manufacturers’ inability to supply RideNow dealerships with an adequate supply of new vehicle inventory and related floor plan financing. RideNow also has concentrations of risk related to the geographic markets in which RideNow dealerships operate. Changes in overall economic, retail powersports or regulatory environments in one or more of these markets could adversely impact the results of RideNow’s operations.

Concentrations of credit risk with respect to non-manufacturer trade receivables are limited due to the wide variety of customers and markets in which RideNow’s products are sold as well as their dispersion across many different geographic areas in the United States. Consequently, at June 30, 2021, RideNow does not consider itself to have any significant non-manufacturer concentrations of credit risk.

NOTE 14 – FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of judgment, and therefore cannot be determined with precision.

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities

Level 2 Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following methods and assumptions were used by us in estimating fair value disclosures for financial instruments:

●
Cash and cash equivalents, receivables, other current assets, vehicle Floor Plan payable, accounts payable, other current liabilities, and variable rate debt: The amounts reported in the accompanying Condensed Combined Balance Sheets approximate fair value due to their short-term nature or the existence of variable interest rates that approximate prevailing market rates.

●
Fixed rate long-term debt: RideNow’s fixed rate long-term debt consists primarily of amounts outstanding under its senior unsecured notes. The amounts reported in the accompanying Combined Balance Sheets approximate fair value due to its senior unsecured notes using quoted prices for the identical liability (Level 1).

Nonfinancial assets such as goodwill, other intangible assets, and long-lived assets held and used are measured at fair value when there is an indicator of impairment and recorded at fair value only when impairment is recognized or for a business combination. The fair values less costs to sell of long-lived assets or disposal groups held for sale are assessed each reporting period they remain classified as held for sale. Subsequent changes in the held for sale long-lived asset’s or disposal group’s fair value less cost to sell (increase or decrease) are reported as an adjustment to its carrying amount, except that the adjusted carrying amount cannot exceed the carrying amount of the long-lived asset or disposal group at the time it was initially classified as held for sale.

NOTE 15 – SEGMENT INFORMATION

As of June 30, 2021, and December 31, 2020, RideNow had two operating segments: (1) Harley-Davidson motor sports dealerships and (2) Metric motor sports dealerships (representing all Non-Harley-Davidson motor sports dealerships). RideNow’s Harley-Davidson dealership segment is comprised of retail franchises that sell new and used motorcycles and related accessories, riding gear and apparel, replacement parts, equipment repair and maintenance services, and also arrange for the delivery of finance and insurance products through third party providers. RideNow’s Metric dealerships segment is comprised of retail franchises that sell new and used motorcycles (non-Harley-Davidson) and other motor sports equipment, including all-terrain vehicles, utility terrain vehicles, boats, personal watercraft, snowmobiles and scooters from manufacturers such as Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph. Additionally, dealerships in RideNow’s Metric segment sell related products and services, including repair and maintenance services and also arrange for the delivery of finance and insurance products through third party providers.

RideNow has determined that the operating segments also represent the reportable segments. The reportable segments identified above are the business activities of RideNow for which discrete financial information is available and for which operating results are regularly reviewed by the chief operating decision maker to assess operating performance and allocate resources. RideNow’s chief operating decision maker is comprised of its two owners, who are also RideNow’s (1) Chairman of the Board and (2) Chief Executive Officer.

The following tables provide reportable segment revenue, gross profit, Floor Plan interest expense, segment income and inventories:

	For the Three Months Ended June 30, 2021
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$75,393,766	$192,797,271	$268,191,037

Gross Profit	$24,418,507	$60,612,121	$85,031,472
Gross profit %	32.4%	31.4%	31.7%

Floor Plan interest expense	$(127,633)	$(246,227)	$(373,860)
Segment income%	(0.2%)	(0.1%)	(0.1%)

Segment income (1)	$12,324,242	$33,257,400	$45,581,642
Segment income %	16.3%	17.2%	17.0%

Inventories	$30,770,221	$70,443,904	$101,214,125

	For the Three Months Ended June 30, 2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$59,364,748	$208,617,593	$267,982,341

Gross Profit	$17,887,949	$56,244,290	$74,132,239
Gross profit %	27.6%	23.4%	24.7%

Floor Plan interest expense	$(254,769)	$(292,237)	$(547,006)
Segment income%	(0.4%)	(0.1%)	(0.2%)

Segment income (1)	$5,195,393	$24,256,956	$29,452,349
Segment income %	5.3%	4.5%	4.7%

Inventories	$32,812,988	$105,366,484	$138,179,472

	For the Six Months Ended June 30, 2021
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$131,601,035	$381,765,900	$513,366,935

Gross Profit	$41,695,435	$117,932,399	$159,629,346
Gross profit %	31.7%	30.9%	31.1%

Floor Plan interest expense	$(291,745)	$(574,030)	$(865,775)
Segment income%	(0.2%)	(0.2%)	(0.2%)

Segment income (1)	$16,626,598	$57,551,760	$74,178,358
Segment income %	12.6%	15.1%	14.4%

Inventories	$30,770,221	$70,443,904	$101,214,125

	For the Six Months Ended June 30, 2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
Revenue	$114,490,471	$334,164,751	$448,655,222

Gross Profit	$32,171,634	$88,433,303	$120,604,937
Gross profit %	27.6%	23.4%	24.7%

Floor Plan interest expense	$(535,573)	$(1,258,759)	$(1,794,332)
Segment income%	(0.5%)	(0.4%)	(0.4%)

Segment income (1)	$7,125,274	$31,910,508	$39,035,782
Segment income %	5.3%	4.5%	4.7%

Inventories	$32,812,988	$105,366,484	$138,179,472
_____________________
(1)
Segment income represents income for each reportable segment and is defined as income from operations less Floor Plan interest expense, which is the measure by which management allocates resources to its segments.

The following is a reconciliation of the total of the reportable segments’ segment income to the combined net income:

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2021	2020	2021	2020
Reportable segment income	$45,581,642	$29,452,349	$74,178,358	$39,035,782
Corporate operating income/expense	(11,799)	63,633	(42,347)	(85,352)
Other interest expense	(7,153)	(74,366)	(61,076)	(150,465)
Interest income	7,742	20,306	15,830	53,283
Miscellaneous income	8,956,744	3,693,172	11,134,507	3,896,500
Combined net income	$54,527,176	$33,155,094	$85,225,272	$42,749,748

The following tables provide revenue by products and services:

	For the Three Months Ended June 30, 2021
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$25,433,262	$117,298,398	$142,731,660
Used vehicles	27,575,982	28,768,930	56,344,912
Service, parts and other	17,101,707	30,379,119	47,480,826
Finance and insurance income	5,282,815	16,350,824	21,633,639
	$75,393,766	$192,797,271	$268,191,037

	For the Three Months Ended June 30, 2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$17,701,733	$145,922,609	$163,624,342
Used vehicles	23,906,858	17,645,683	41,552,541
Service, parts and other	13,489,909	27,044,461	40,534,370
Finance and insurance income	4,266,248	18,004,840	22,271,088
	$59,364,748	$208,617,593	$267,982,341

	For the Six Months Ended June 30, 2021
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$46,818,053	$239,139,935	$285,957,988
Used vehicles	45,048,530	50,284,653	95,333,183
Service, parts and other	30,687,305	60,322,622	91,009,927
Finance and insurance income	9,047,147	32,018,690	41,065,837
	$131,601,035	$381,765,900	$513,366,935

	For the Six Months Ended June 30, 2020
	Harley Davidson Dealerships	Metric Dealerships	Total Segments
New vehicles	$34,476,136	$220,894,725	$255,370,861
Used vehicles	45,694,613	34,794,643	80,489,256
Service, parts and other	26,605,290	50,142,825	76,748,115
Finance and insurance income	7,714,432	28,332,558	36,046,990
	$114,490,471	$334,164,751	$448,655,222

NOTE 16 – BUSINESS COMBINATION

RideNow Transaction

On March 12, 2021, RumbleOn, Inc. announced a definitive agreement to combine with RideNow Group to create the only omnichannel customer experience in powersports and the largest publicly traded powersports dealership platform (the “RideNow Transaction”). Under the terms of the definitive agreement, RumbleOn will combine with up to 46 entities operating under the RideNow brand for a total consideration of up to $575.4 million, consisting of $400.4 million of cash and approximately 5.8 million shares of RumbleOn Class B Common Stock. RumbleOn will finance the cash consideration through a combination of up to $280.0 million of debt and the remainder through the issuance of new equity. RumbleOn has entered into a commitment letter with Oaktree Capital Management, L.P. (“Oaktree”) to provide for the debt financing, subject to certain conditions (the “Oaktree Financing”). The number of shares to be issued to RideNow is subject to increase as described in the definitive agreement. The RideNow Transaction is subject to successful completion of the debt and equity financing, RumbleOn stockholder approval, manufacturer approval, other federal and state regulatory approvals, and other customary closing conditions as described in the definitive agreement. We expect to close the RideNow Transaction during the third quarter of 2021.